Exhibit 99.1

Odysight.ai Reports Full Year 2024 Financial Results and Provides Business Update

OMER, Israel, March 26, 2025 – Odysight.ai Inc. (NASDAQ: ODYS), a leading provider of visual based predictive maintenance (PdM) and condition-based monitoring (CBM) solutions, announces its full year 2024 financial results and provides a business update.

Key highlights

●	2024 annual revenues of approximately $4 million, reflecting YoY growth of 31%.

●	Inaugural Aerospace revenues, increasing the backlog[1] by more than 450% to approximately $15 million focused on Aerospace.

●	Secured commercial agreements with a leading international defense contractor, Israeli Air Force, NASA, and Israel Railways successfully transitioning from the Medical to Aerospace vertical while expanding into Transportation.

●	Uplisted to Nasdaq and raised gross proceeds of $23.7 million during February 2025; net cash position of approximately $39 million as of February 28, 2025.

Yehu Ofer, Chief Executive Officer of Odysight.ai, stated: “We are excited with the increasing recognition Odysight.ai is receiving from prominent global companies in the Aerospace industry. We take pride in the substantial growth of our backlog and, based on discussions with clients and partners, we expect that this trend will continue in the foreseeable future. Odysight.ai’s successful shift from the medical sector to the high-value aerospace sector is already yielding positive results. Our next step is to offer our pioneering solutions, integrating AI-based video analytics and machine learning algorithms, on a Software-as-a-Service (SaaS) model. Looking ahead, we are excited to expand our reach into new markets, including transportation and energy, and leverage our innovative solutions to drive further growth. The future holds immense potential for Odysight.ai, and we are committed to capitalizing on these opportunities to deliver exceptional value to our shareholders.”

Einav Brenner, Chief Financial Officer of Odysight.ai, stated: “We are pleased with our financial performance in 2024, which reflects our successful transition into the Aerospace sector and the growing demand for our innovative solutions. We believe our strong revenue growth and expanding backlog underscore the effectiveness of our strategic initiatives and our dedication to creating value for our shareholders. Additionally, our recent uplisting to Nasdaq and the successful capital raise of $23.7 million in gross proceeds have strengthened our financial position. We welcome new valued investors to our shareholder base and look forward to driving continued growth and innovation.”

Financial highlights for full year ended December 31, 2024

Revenues for the year ended December 31, 2024, were approximately $4 million, compared to $3 million for the year ended December 31, 2023, an increase of approximately 31%. The increase was attributable to Industry 4.0 related revenues.

Backlog reached approximately $15 million for the year ended December 31, 2024, an increase of over 450% compared to December 31, 2023.

Cost of Revenues for the year ended December 31, 2024, was $2.8 million, compared to $2.5 million for the year ended December 31, 2023, an increase of approximately 11%. The increase was primarily attributable to an increase in revenues.

Gross Profit for the year ended December 31, 2024, was $1.2 million, reflecting a gross margin of 29%, compared to $0.5 million for the year ended December 31, 2023, with a gross margin of 17%. The improvement was attributable mainly to Industry 4.0 revenues.

Operating expenses for the year ended December 31, 2024, were $13.7 million, compared to $11.1 million for the year ended December 31, 2023, an increase of approximately 23%. The increase was primarily due to the expansion of the Company’s operations, including the development of new Industry 4.0 products.

Net loss for the year ended December 31, 2024, was $11.8 million, compared to $9.4 million for the year ended December 31, 2023.

Cash Balance2 as of December 31, 2024 was $18.5 million, compared to approximately $17 million as of December 31, 2023. In July 2024, the Company completed a private placement raising gross proceeds of $10.3 million.

In addition, during February 2025, the Company uplisted to Nasdaq and completed an underwritten public offering that resulted in gross proceeds of approximately $23.7 million.

1 Backlog is measured and defined differently by companies within our industry. We refer to “backlog” as our booked orders based on purchase orders or hard commitments but not yet recognized as revenue. Backlog is not a comprehensive indicator of future revenue and is not a measure of profitability. Orders included in backlog may be cancelled or rescheduled by customers. A variety of conditions, both specific to the individual customer and generally affecting the customer’s industry, may cause customers to cancel, reduce or delay orders that were previously made or anticipated. Projects may remain in backlog for extended periods of time.

2 Including cash, cash equivalents, short term deposits and restricted deposit.

About Odysight.ai

Odysight.ai is pioneering the Predictive Maintenance (PdM) and Condition Based Monitoring (CBM) markets with its visualization and AI platform. Providing video sensor-based solutions for critical systems in the aviation, transportation, and energy industries, Odysight.ai leverages proven visual technologies and products from the medical industry. Odysight.ai’s unique video-based sensors, embedded software, and AI algorithms are being deployed in hard-to-reach locations and harsh environments across a variety of PdM and CBM use cases. Odysight.ai’s platform allows maintenance and operations teams visibility into areas which are inaccessible under normal operation, or where the operating ambience is not suitable for continuous real-time monitoring.

We routinely post information that may be important to investors in the Investors section of our website. For more information, please visit: https://www.odysight.ai or follow us on Twitter, LinkedIn and YouTube.

Backlog

We present our results of operations in a way that we believe will be the most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. Backlog is presented for supplemental informational purposes only, and is not intended to be a substitute for any GAAP financial measures, including revenue or net income (loss), and, as calculated, may not be comparable to companies in other industries or within the same industry with similarly titled measures of performance. In addition, backlog should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Therefore, backlog should be considered in addition to, not as a substitute for, or in isolation from, measures prepared in accordance with GAAP.

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements within the meaning of safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to future events or our future performance. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding sustained demand for the Company’s products, the Company’s positive trajectory in commercializing its products and optimism about future growth. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Those statements are based on information we have when those statements are made or our management’s current expectation and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward- looking statements. Factors that may affect our results, performance, circumstances or achievements include, but are not limited to the following: (i) market acceptance of our existing and new products, including those that utilize our micro Odysight.ai technology or offer Predictive Maintenance and Condition Based Monitoring applications, (ii) lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device and related industries from much larger, multinational companies, (v) product liability claims, product malfunctions and the functionality of Odysight.ai’s solutions under all environmental conditions, (vi) our limited manufacturing capabilities and reliance on third-parties for assistance, (vii) an inability to establish sales, marketing and distribution capabilities to commercialize our products, (viii) an inability to attract and retain qualified personnel, (ix) our efforts obtain and maintain intellectual property protection covering our products, which may not be successful, (x) our reliance on a single customer that accounts for a substantial portion of our revenues, (xi) our reliance on single suppliers for certain product components, including for miniature video sensors which are suitable for our Complementary Metal Oxide Semiconductor technology products, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain, (xiii) the impact of computer system failures, cyberattacks or deficiencies in our cybersecurity, (xiv) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical, global supply chain and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction and (xv) political, economic and military instability in Israel, including the impact of Israel’s war against Hamas. These and other important factors discussed in Odysight.ai’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 26, 2025, and our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Except as required under applicable securities legislation, Odysight.ai undertakes no obligation to publicly update or revise forward-looking information.

Company Contact:

Einav Brenner, CFO

info@odysight.ai

Investor Relations Contact:

Miri Segal

MS-IR LLC

msegal@ms-ir.com

Tel: +1-917-607-8654

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2024	2023
	USD in thousands (except per share data)

REVENUES	3,964	3,033
COST OF REVENUES	2,807	2,524
GROSS PROFIT	1,157	509
RESEARCH AND DEVELOPMENT EXPENSES	6,884	5,602
SALES AND MARKETING EXPENSES	1,218	1,109
GENERAL AND ADMINISTRATIVE EXPENSES	5,562	4,431
OPERATING LOSS	(12,507)	(10,633)
OTHER INCOME	-	200
FINANCING INCOME, NET	740	988
LOSS BEFORE TAXES ON INCOME	(11,767)	(9,445)
TAXES ON INCOME	-	-
NET LOSS	(11,767)	(9,445)

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023
	USD in thousands

Assets

CURRENT ASSETS:
Cash and cash equivalents	18,164	8,945
Restricted deposit	322	-
Short terms deposits	-	8,096
Accounts receivable	1,510	1,372
Inventory	203	504
Other current assets	588	432
Total current assets	20,787	19,349

NON-CURRENT ASSETS:
Contract fulfillment assets	1,017	1,256
Property and equipment, net	407	477
Operating lease right-of-use assets	1,113	1,380
Severance pay asset	259	271
Other non-current assets	96	96
Total non-current assets	2,892	3,480

TOTAL ASSETS	23,679	22,829

Liabilities and shareholders’ equity

CURRENT LIABILITIES:
Accounts payable	442	287
Contract liabilities - short term	702	527
Operating lease liabilities - short term	539	470
Accrued compensation expenses	1,124	546
Related parties	120	41
Other current liabilities	368	211
Total current liabilities	3,295	2,082

NON-CURRENT LIABILITIES:
Contract liabilities - long term	1,373	1,795
Operating lease liabilities - long term	508	856
Liability for severance pay	259	261
Other non-current liabilities	-	28
Total non-current liabilities	2,140	2,940

TOTAL LIABILITIES	5,435	5,022

SHAREHOLDERS’ EQUITY:
Common stock, $0.001 par value; 300,000,000 shares authorized as of December 31, 2024, and December 31, 2023, 12,612,517 and 10,443,768 shares issued and outstanding as of December 31, 2024 and December 31, 2023	13	10
Additional paid-in capital	64,205	52,004
Accumulated deficit	(45,974)	(34,207)
TOTAL SHAREHOLDERS’ EQUITY	18,244	17,807

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	23,679	22,829